Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIAMOND S SHIPPING INC.

PURSUANT TO THE MARSHALL ISLANDS

BUSINESS CORPORATIONS ACT

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act (the “BCA”), does hereby make, subscribe, acknowledge and file with the Registrar of Corporations the following Articles of Incorporation (these “Articles”) for that purpose, as follows:

ARTICLE ONE

The name of the Corporation shall be Diamond S Shipping Inc. (the “Corporation”).

ARTICLE TWO

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

ARTICLE THREE

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE FOUR

The aggregate number of shares of stock that the Corporation is authorized to issue is five hundred (500) registered shares, which will be designated common stock, par value $0.001.

ARTICLE FIVE

The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE SIX

The name and address of the incorporator is:

Name	Address

Majuro Nominees Ltd.	P.O. Box 1405

Majuro

Marshall Islands

ARTICLE SEVEN

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the bylaws of the Company (the “Bylaws”), subject to the power of the shareholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE EIGHT

To the full extent permitted by the BCA or any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Eight may not adversely affect any right or protection of a director of the Corporation existing prior to such repeal or modification.

ARTICLE NINE

Section 1. Rights to Indemnification. Each person who is or was a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the person is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article Nine with respect to Proceedings to enforce rights to indemnification, the Corporation will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Rights to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article Nine includes the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the BCA so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “ Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article Nine will be contractual rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Rights of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article Nine is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense, and (b) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation is entitled to recover such expenses upon a Final Adjudication, that the Indemnitee has not met any applicable standard for indemnification set forth in the BCA. Neither the failure of the Corporation (including the Board, a Board committee or the Corporation’s independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including the Board, a Board committee, or the Corporation’s independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article Nine or otherwise will be on the Corporation.

Section 4. Non-Exclusivity Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article Nine will not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Articles, Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the BCA.

Section 6. Indemnification of Employees and Agents of the Corporation. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by agreement, grant rights to indemnification, contribution and to the Advancement of Expenses to any employee, underwriter or agent of the Company to the extent set forth in such agreement whether or not subject to the provisions of this Article Nine with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE TEN

The Corporate existence shall begin upon filing these Articles with the Registrar of Corporations as of the filing date stated on these Articles.